INCORPORATED UNDER THE LAWS OF TEXAS

NUMBER

SHARES

GEX MANAGEMENT, INC.

Fully Paid Non Assessable NO Par Value **COMMON STOCK**

CUSIP NO. 374397 107

SPECIMEN

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of GEX Management, Inc. Capital Stock transferable on the books of the Corporation by the holder in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signature of its duly authorized officers.

Dated:

COUNTERSIGNED AND REGISTERED
ACTION STOCK TRANSFER CORP.
2469 E. Ft Union Blvd., # 214, Salt Lake City, UT 84121

By ______________________
TRANSFER AGENT-AUTHORIZED SIGNATURE

PRESIDENT

GEX MANAGEMENT, INC.
SEAL
TEXAS

SECRETARY